Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-140286 and No. 333-199510) and Form S-8 (No. 333-23689, No. 333-32007, No. 333-70781, No. 333-123984, No. 333-150778, No. 333-172289, No. 333-188719 and No. 333-197843) of Revolution Lighting Technologies, Inc. of our reports dated March 13, 2015 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Revolution Lighting Technologies, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Stamford, Connecticut

March 13, 2015